Exhibit 35.1

SERVICER COMPLIANCE STATEMENT
OF CITIBANK, N.A.
FOR THE FISCAL YEAR ENDED DECEMBER 31, 2011

The undersigned, a duly authorized officer of Citibank, N.A. (on its own behalf and as successor by merger to Citibank (South Dakota), National Association, “Citibank”) as Servicer under the Second Amended and Restated Pooling and Servicing Agreement dated as of August 9, 2011 (the “Pooling and Servicing Agreement”) as supplemented by the Amended and Restated Series 2000 Supplement thereto dated as of August 9, 2011 (the “Series 2000 Supplement” and, together with the Pooling and Servicing Agreement, the “Agreement”) each between Citibank, as Seller and Servicer, and Deutsche Bank Trust Company Americas, as Trustee; and as Managing Beneficiary of Citibank Credit Card Issuance Trust (the “Issuing Entity”) under the Amended and Restated Indenture dated as of August 9, 2011 (the “Indenture”) between the Issuing Entity and Deutsche Bank Trust Company Americas, as Trustee, does hereby certify that:

1.  Citibank is the Servicer under the Agreement and the Managing Beneficiary of the Issuing Entity.

2.  A review of the servicing activities of Citibank during the fiscal year ended December 31, 2011 (the “Reporting Period”) and of its performance under the Agreement and the Indenture was conducted under my supervision.

3.  To the best of my knowledge, based on such review, Citibank has fulfilled all of its servicing obligations under the Agreement and the Indenture in all material respects throughout the Reporting Period.

IN WITNESS WHEREOF, the undersigned has duly executed this certificate this 28th day of March, 2012.

/s/ Douglas C. Morrison
___________________________
Douglas C. Morrison
Vice President